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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 8K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): September 9, 2002


                               ATLAS MINERALS INC.
             (Exact Name of Registrant as Specified in Its Charter)



         COLORADO                     1-02714                     84-1533604
-------------------------------    -------------               ---------------
(State or other jurisdiction of     (Commission               (I.R.S. Employer
 incorporation or organization)     File Number)            (Identification No.)


Suite 205, 10920 West Alameda Avenue, Lakewood, CO                  80226
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(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code: 303-306-0823

                                 NOT APPLICABLE
                                 --------------


          (Former Name or Former Address, if Changes Since Last Report)



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




ITEM 5. OTHER EVENTS

        See Press Release attached as Exhibit 99.1 hereto.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                    ATLAS MINERALS INC.
                                                     (Registrant)



Date: September 9, 2002                         By   /s/ Gary E. Davis
                                                  ------------------------------
                                                     Gary E. Davis
                                                     Corporate Secretary

ATLAS MINERALS INC.                               NEWS RELEASE
10920 W. Alameda Avenue, Suite 205                02-4
Lakewood, Colorado 80226                          OTC Bulletin Board: ATMR
Tel:   303-306-0823                               5.9 million shares outstanding
Fax:   303-306-1139                               September 9, 2002

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         ATLAS SIGNS OPTION AGREEMENT ON POLYMETALLIC PROPERTY IN QUEBEC
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Denver,  Colorado - Atlas Minerals Inc. (the  "Company")  announced today it has signed a 120-day exclusive option agreement to acquire 100% of the outstanding shares of Western Gold Resources, a private Florida company whose primary asset is the Estrades polymetallic mine. During the option period, the Company will conduct extensive due diligence of the property and seek financing for the project as will be required should the Company exercise the option and proceed with development.

The Estrades property, located approximately 120 miles northwest of Val-d'Or in northwestern Quebec, hosts a polymetallic deposit known to contain gold, silver, lead, copper and zinc. The Estrades property consists of a fully developed mine and mine complex. The mine was last operated in 1992 before reportedly being idled due to depressed metal prices and high contract mining and toll milling costs.

According to a third party feasibility study prepared on the project in November 1989 by Wright Engineers Ltd., a predecessor of Fluor Daniel Wright Ltd., in the base case the mine contained identified proven and probable reserves of 953,700 tonnes grading 5.6 g/t gold, 183 g/t silver, 0.96% copper, 0.92% lead and 10.69% zinc. Records indicate that during initial mining approximately 162,000 tonnes were mined, with the combined totals of tonnage and grade slightly exceeding that as projected by the feasibility study. One of the primary objectives of the independent due diligence to be conducted during the option period will be to re-evaluate and re-confirm, as possible, tonnages and grades reported in the feasibility study, pursuant to current reporting standards established by applicable regulatory agencies and exchanges. This study will also update costs and other economic parameters associated with mine development and production in today's operating environment.

Conceptual operating plans contemplate a mining rate of 700 tonnes per day. Both a copper concentrate and a zinc concentrate would be produced. The Company is currently evaluating the possibility of constructing a mill on site to produce the concentrates as opposed to toll milling.

The Company has retained SRK Consulting, a worldwide engineering firm, to conduct due diligence on the property. In conducting the due diligence, SRK will employ personnel from both its Lakewood, Colorado office and its Toronto office. The study, which commenced this week, is expected to be completed by the end of September.

Assuming positive results from the due diligence and approval from the Board and, as required, by the Company's shareholders, the Company would subsequently merge with Western Gold Resources. The Board has approved the terms of the merger, which contemplates the issuance of 1.2 common shares of the Company for each share of Western Gold, payment of $150,000 in cash, and other considerations. Western Gold has outstanding 11,550,000 shares. The primary shareholder of Western Gold Resources is Mr. Harold (Roy) Shipes, who also serves in the capacity as the Company's Chief Executive Officer. Because of his related party status, Mr. Shipes has abstained from voting on any matters regarding this transaction, as brought before the Company's Board of Directors.

Mr. Gary E. Davis, Atlas' President and Chief Financial Officer, said in an interview, "We are very excited to have this opportunity presented to the Company. Should the Estrades mine prove to be what we think it can be, this one acquisition would propel the Company to a level of development which could not have been anticipated before last September when the Company's Board and management was restructured. Coupled with the recent start of mining on Atlas' White Cliffs diatomite property located in Arizona, the Company would have two new operations within a year's time."

The Company is in the business of development and exploitation of natural resource properties. Current efforts are being directed toward the identification of possible acquisition opportunities of smaller-scale properties, primarily in the sectors of industrial minerals, base metals, and precious metals, which can be placed into production quickly and at low cost.

For further information contact Gary E. Davis, President and Chief Financial Officer, at 303-306-0823.

                        On behalf of Atlas Minerals Inc.

                                 "Gary E. Davis"
                      President and Chief Financial Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.